Exhibit 10.1

Senetek PLC Grants Paid Up License to Valeant Pharmaceuticals

Senetek Receives $21 Million Cash Plus Share of Future Third Party Royalties

and Forgiveness of $6 Million in Credits

NAPA, Calif., April 2, 2007—Senetek PLC (OTCBB: SNTKY), a life sciences product development company targeting the science of aging, today announced the signing of a monetization agreement with Valeant Pharmaceuticals North America Inc., the lead licensee of Senetek’s patented Kinetin anti-aging active ingredient and the exclusive licensee of Zeatin, a new Kinetin analog. Under the agreement, Senetek has granted Valeant a paid up license for Kinetin and Zeatin and has assigned to Valeant future royalties from other Kinetin licensees, in return for Senetek receiving a cash payment of $21 million, forgiveness of a $6 million prepaid royalty credit reimbursement obligation that Senetek otherwise would have owed to Valeant, and a right to share in future royalties due to Valeant from other Kinetin licensees through 2011.

Under an August 2005 agreement with Valeant, Senetek had granted Valeant a global exclusive license for Zeatin and had similarly broadening its license for Kinetin, subject to the terms of pre-existing Kinetin license agreements with third parties, and in return Valeant had agreed to minimum royalties of $27 million through 2010 net of prepaid royalties.

Frank J. Massino, Chairman and Chief Executive Officer of Senetek PLC, commented, “This transaction is non-dilutive to our shareholders and provides us the working capital to rapidly accelerate development of our rich pipeline of proprietary compounds, to acquire products, and to achieve our corporate goal of commercializing one new compound each year. Senetek’s new focus will place increased emphasis on direct marketing efforts of new products with our sights on achieving greater revenues and larger economic benefits. This new strategic direction will also redirect our product development efforts to target unmet needs in the lucrative and growing prescription dermatological therapeutic market.”

About Senetek PLC

Senetek PLC (OTCBB: SNTKY) is a life sciences product development company with a portfolio of intellectual properties targeting the science of aging, including skincare and dermatological therapeutics, erectile dysfunction and nutrition. Kinetin, Senetek’s lead commercial product, is currently licensed and marketed by 14 pharmaceutical and cosmeceutical companies, and Senetek has entered into an exclusive global license with Valeant Pharmaceuticals for Senetek’s proprietary anti-aging skincare compound Zeatin. In addition, Senetek has entered into exclusive licenses for Europe and North America, respectively, for its patented combination drug treatment for erectile dysfunction, Invicorp®, has an exclusive manufacturing distributorship for its proprietary diagnostic monoclonal antibodies, and recently sold, with retained rights of profit participation, its patented drug delivery system, Reliaject®.

For more information, visit the company’s website at http://www.senetekplc.com/

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act, including those that might imply commercial potential and successful evaluation and development of new compounds and success in forging direct distribution arrangements. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K/A for the year 2005. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.